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Exhibit 4.13

OWNERSHIP LIMIT WAIVER AGREEMENT

        THIS OWNERSHIP LIMIT WAIVER AGREEMENT (this "Agreement"), dated as of May 14, 2002, is entered into by and among The Mills Corporation, a Delaware corporation (the "Company"), Kan Am Limited Partnership, a Delaware limited partnership ("KanAm"), and the affiliates of KanAm identified on Schedule 1 hereto, as may be amended from time to time as set forth herein (the "KanAm Affiliates"; collectively with KanAm, the "KanAm Group").

R E C I T A L S

        A.    The members of the KanAm Group have contributed in the past, and may contribute in the future, equity interests in various entities to the Company and its affiliates and are partners with the Company and its affiliates in various joint ventures, and may in the future be partners with the Company and its affiliates in additional joint ventures (collectively, the "Joint Ventures"), for the development, ownership and management of retail and entertainment centers.

        B.    Pursuant to the terms of the various limited partnership agreements (and any related agreements) governing the organization and operation of the Joint Ventures (the "Joint Venture Agreements"), members of the KanAm Group currently hold and have the right to acquire, and in the future may hold and have an additional right to acquire, a substantial number of units of limited partnership interest in The Mills Limited Partnership, a Delaware limited partnership and the operating partnership of the Company ("MLP"). The units of MLP now held or later acquired by members of the KanAm Group pursuant to the terms of the Joint Venture Agreements are referred to hereinafter as the "Redeemable Units."

        C.    Pursuant to the terms of The Mills Limited Partnership Limited Partnership Agreement (the "MLP Agreement"), each member of the KanAm Group, at its option, may redeem its Redeemable Units and receive in exchange therefor either the Company's common stock, par value $0.01 per share ("Common Stock"), or cash, which form of redemption consideration shall be at the option of the Company, as the general partner of MLP. Under the terms of the MLP Agreement, the Company may elect to assume and perform MLP's redemption obligations by redeeming the Redeemable Units for cash or shares of Common Stock. The shares of Common Stock that are issued from time to time upon the redemption of the Redeemable Units are referred to hereinafter as the "Redemption Shares."

        D.    Article XII of the Company's Amended and Restated Certificate of Incorporation, as amended (the "Charter"), contains a restriction prohibiting any Person other than an Existing Holder from Acquiring any shares of capital stock of the Company if, as a result of such Acquisition, such Person shall Beneficially Own more than a specified percentage (currently set at 9.225%) of the value of the outstanding Capital Stock (the "Ownership Limit").

        E.    Pursuant to Section 12.11 of the Charter, the Company's Board of Directors may exempt a Person from the Ownership Limit under certain circumstances if the Board is satisfied that conditions related to the Company's status as a "real estate investment trust" for federal income tax purposes would be met. Members of the Board on February 20, 2001 voted unanimously in favor of granting an exemption to the Ownership Limit to the KanAm Holders and the Subsequent Holders pursuant to the terms set forth below.

A G R E E M E N T

1.    DEFINITIONS

        Capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings given to them in the Charter.

        "Acceptance Notice" shall have the meaning set forth in Section 5.1.2.

        "Affiliate" means any Person that controls, is controlled by, or is under common control with, another Person.

        "Agreement" shall have the meaning set forth in the preamble.

        "Bona Fide Offer" means an offer (i) made by one or more Persons who are financially capable of carrying out the terms of the offer and who are neither a KanAm Holder, a member of the KanAm Group, a KanAm Affiliate nor employees or Affiliates of any of the foregoing, nor employees or Affiliates of the Company or MLP, nor any person or entity described in Section 3.3(i) or (ii), (ii) in form legally enforceable against the Third Party Investor, and (iii) accompanied by a good faith deposit (to the KanAm Holder or a bona fide escrow agent) equal to at least five percent (5%) of the proposed purchase price.

        "Certificate" shall have the meaning set forth in Section 3.2.

        "Charter" shall have the meaning set forth in paragraph D of the recitals.

        "Common Stock" shall have the meaning set forth in paragraph C of the recitals.

        "Company" shall have the meaning set forth in the preamble.

        "Disqualification Event" means any event involving the ownership or deemed ownership of shares of the Company's capital stock (taking into account the applicable attribution rules of the Code) if the consequences of such event would be the Company's failure to continue to qualify to be taxed as a "real estate investment trust" under the applicable Code provisions.

        "Joint Venture Agreements" shall have the meaning set forth in paragraph B of the recitals.

        "Joint Ventures" shall have the meaning set forth in paragraph A of the recitals.

        "KanAm" shall have the meaning set forth in the preamble.

        "KanAm Affiliates" shall have the meaning set forth in the preamble. The KanAm Affiliates shall include any Affiliate of KanAm that hereafter invests in a new or existing joint venture project sponsored by the Company and/or MLP if, and to the extent that, such Affiliate acquires or has the right to acquire Redeemable Units as a result of such joint venture investment, subject to the condition that such Affiliate executes a counterpart of this Agreement and is added to Schedule 1 hereto as a "KanAm Affiliate." An Affiliate of KanAm who otherwise qualifies to become a KanAm Affiliate pursuant to the preceding sentence shall have the right, upon written notice to the Company, together with such other information as the Company may reasonably request to confirm its eligibility therefor, and compliance with the requirements of Section 2.1, to become a signatory hereto and to be listed on Schedule 1 hereto. The Company will cooperate in causing any Affiliate of KanAm that qualifies as a KanAm Affiliate to become a signatory hereto and listed on Schedule 1.

        "KanAm Group" shall have the meaning set forth in the preamble.

        "KanAm Holders" shall have the meaning set forth in Section 2.1.

        "KanAm Insider" means any Person that controls, is controlled by or is under common control with any member of the KanAm Group. A Person shall cease be a KanAm Insider for purposes of this Agreement at such time as such Person no longer controls, is controlled by or is under common control with any member of the KanAm Group. An individual who is not actively involved on a regular and continuous basis in the affairs of one or more members of the KanAm Group shall not be considered a KanAm Insider for purposes of determining whether, under the "provided that" clause in the penultimate sentence of Section 2.1, other KanAm Insiders and members of the KanAm Group are deemed to have complied with Article 5.

        "KanAm Investor" means any investor in one or more of the members of the KanAm Group, any direct or indirect equity owner in any such investor, any family member of any such investor or equity owner who is a natural person, and any Person to whom any such investor, equity owner or family member transfers Redeemable Units and/or Redemption Shares by will or pursuant to the laws of descent and distribution or by gift.

        "Master Contribution Agreement" shall have the meaning set forth in Section 4.

        "MLP" shall have the meaning set forth in paragraph B of the recitals.

        "MLP Agreement" shall have the meaning set forth in paragraph C of the recitals.

        "Ownership Limit" shall have the meaning set forth in paragraph D of the recitals.

        "Ownership Limit Waiver" shall have the meaning set forth in Section 3.1.

        "Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Code Section 401(a) or Code Section 501(c)(17), but, if applicable, as modified by Code Section 856(h)(3) to apply to the beneficiaries in such trust), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Code Section 642(c), association or private foundation within the meaning of Code Section 509(a), joint stock company or other entity and also includes a group as that term is used for purposes of Section 12(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participates in a public offering of capital stock for a period of no more than one hundred twenty (120) days following the purchase by such underwriter of the capital stock.

        "Redeemable Units" shall have the meaning set forth in paragraph B of the recitals.

        "Redemption Shares" shall have the meaning set forth in paragraph C of the recitals. The term Redemption Shares shall not in any event include any Excess Shares or any shares of capital stock of the Company issued with respect to Excess Shares, whether pursuant to Section 12.4(e)(1) of the Charter or otherwise.

        "Restricted Period" shall have the meaning set forth in Section 5.1.2.

        "Right of First Refusal" shall have the meaning set forth in Section 5.1.2.

        "Sale Notice" shall have the meaning set forth in Section 5.1.1.

        "Solicited Offer" shall have the meaning set forth in Section 5.1.2.

        "Solicited Transfer" shall have the meaning set forth in Section 5.1.1.

        "Subsequent Holders" shall have the meaning set forth in Section 2.2.

        "Third Party Investor" shall have the meaning set forth in Section 5.1.1.

        "Transfer Limit" shall have the meaning set forth in Section 5.3.

        "Unsolicited Offer" means a Bona Fide Offer made by a Third Party Investor for the purchase of Redeemable Units and/or Redemption Shares that was not solicited by any KanAm Holder through the use of sales literature or other materials as part of a selling effort; provided, however, that any offer made by a Third Party Investor during the ninety (90) day period after the date of a Sale Notice, whether or not actually solicited, shall be deemed to be a Solicited Offer, and any acceptance thereof shall be governed by the provisions of Section 5.1.

        "Unsolicited Sale Notice" shall have the meaning set forth in Section 5.2.

        "Unsolicited Transfer" shall have the meaning set forth in Section 5.2.

2.    WAIVER OF THE OWNERSHIP LIMIT

        2.1    KanAm Holder Exemption.    "KanAm Holders" consist of members of the KanAm Group, the KanAm Investors and the KanAm Insiders. Subject to the REIT limitations set forth in Section 3.1, the Company exempts from the Ownership Limit (i) each KanAm Holder that is a signatory to this Agreement on the date hereof, effective as of the date of receipt by the Company of an executed Certificate from such KanAm Holder, and (ii) any KanAm Holder that is not a signatory to this Agreement on the date hereof, effective as of the date of receipt by the Company of a counterpart signature page to this Agreement in the form attached hereto and an executed Certificate from such KanAm Holder, but in the case of both clause (i) and clause (ii), (x) only with respect to and to the extent of such KanAm Holder's Beneficial Ownership of all or any portion of the Redemption Shares, (y) only upon and subject to each such KanAm Holder's compliance with Section 3.2 and continued compliance with the covenants referred to therein and (z) with respect to any KanAm Holder, subject to compliance with Article 5 by such KanAm Holder; provided, that members of the KanAm Group and KanAm Insiders shall be deemed to comply with Article 5 only if each member of the KanAm Group and each KanAm Insider complies with Article 5. Each exempted KanAm Holder shall be listed on Schedule 2 hereto, which shall be amended from time to time; provided that the failure of the Company to implement such amendments or otherwise to include a KanAm Holder on Schedule 2 hereto shall not in any way limit or impair the rights of a KanAm Holder who has made all of the deliveries provided for in the preceding sentence and otherwise continues to qualify for an exemption from the Ownership Limit thereunder.

        2.2    Subsequent Holder Exemption.    "Subsequent Holders" consist of Persons who are not KanAm Holders and who Acquire Redemption Shares either (i) directly from one or more KanAm Holders or (ii) upon redemption of Redeemable Units directly acquired by such Person from one or more KanAm Holders; provided that in the case of clause (i), Redemption Shares purchased on the New York Stock Exchange or other similar national market shall not fall within the scope hereof unless, within ten (10) days after the purchase thereof, the Person who purchased such Redemption Shares provides written notice thereof to the Company, together with conclusive evidence satisfactory to the Company, in its reasonable discretion, demonstrating that in fact the shares in question are Redemption Shares and were purchased directly from a KanAm Holder. Subject to the REIT limitations set forth in Section 3.1, the Company exempts from the Ownership Limit each Subsequent Holder, effective as of the date of receipt by the Company of a counterpart signature page to this Agreement in the form attached hereto and an executed Certificate from such Subsequent Holder in accordance with Section 3.2, but (i) only with respect to and to the extent of such Subsequent Holder's Beneficial Ownership of all or any portion of the Redemption Shares described in the first sentence hereof, (ii) only upon and subject to such Subsequent Holder's compliance with Section 3.2 and continued compliance with the covenants referred to therein, and (iii) only if there shall not have occurred a Material KanAm Default (as defined in the Master Contribution Agreement). Each exempted Subsequent Holder shall be listed on Schedule 3 hereto, which shall be amended from time to time, provided that the failure of the Company to implement such amendments shall not in any way limit or impair the rights of a Subsequent Holder who has made all of the deliveries required of such Subsequent Holder in the first two sentences of this Section 2.2 and otherwise continues to qualify for an exemption from the Ownership Limit thereunder and the other provisions of this Agreement, including without limitation Section 5.1.4 hereof. Notwithstanding anything to the contrary in this Agreement, no Person who Acquires any Redemption Shares or any Redeemable Units in violation of Article V shall qualify as a Subsequent Holder.

        2.3    Previously and Subsequently Acquired Shares.    The exemption set forth in this Article 2 shall apply only to Redemption Shares and shall not apply to any other shares of capital stock of the Company Acquired or Beneficially Owned by a KanAm Holder or a Subsequent Holder, irrespective of when Acquired; provided, however, that in applying the Ownership Limit to any KanAm Holder or

Subsequent Holder at any time, any Redemption Shares Acquired or Beneficially Owned by such KanAm Holder or Subsequent Holder that, at the relevant time of determination, are exempt from the Ownership Limit in the hands of such holder shall be disregarded in determining whether other shares of capital stock of the Company cause such holder to violate the Ownership Limit.

3.    LIMITATIONS AND OTHER MATTERS

        3.1    REIT Limitations.    The exemption set forth in Article 2 above (the "Ownership Limit Waiver") shall not be effective if and to the extent that, as a result of any Person's ownership of the Company's capital stock permitted by reason of the Ownership Limit Waiver, (i) any individual (within the meaning of Section 542(a)(2) of the Code, determined taking into account Section 856(h)(3)(A) of the Code) would be considered to have Beneficial Ownership of the Company's stock, including by reason of attribution from a KanAm Holder or a Subsequent Holder under Section 544(a) of the Code, that violates the Ownership Limit (determined without regard to any waiver otherwise granted pursuant to Article 2 hereof), as increased by the Board pursuant to Section 12.9 of the Charter; (ii) the Company would fail to qualify as a "domestically-controlled REIT" within the meaning of Section 897(h)(2) of the Code; and/or (iii) the Company would be considered to own for purposes of Section 856(d)(2)(B), applying the applicable constructive ownership rules, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code. If the Ownership Limit Waiver is not effective as a result of the operation of the preceding sentence, such Person shall be subject to all of the remedies set forth in Article XII of the Charter with respect to all capital stock of the Company that such Person Beneficially Owns in excess of the Ownership Limit, including the automatic exchange of all Redemption Shares in excess of the Ownership Limit for Excess Stock in accordance with Section 12.3(b) of the Charter. In no event shall any Person Acquire any shares of capital stock of the Company if, as a result of such Acquisition, the fair market value of the shares of capital stock of the Company owned directly and indirectly (within the meaning of Section 897(h)(4)(B) of the Code) by Non-U.S. Persons would comprise 50% or more of the fair market value of the issued and outstanding shares of capital stock of the Company.

        3.2    Delivery Requirements for Exemption.    For the Ownership Limit Waiver to be effective with respect to any Person, such Person must deliver to the Secretary of the Company prior to such Person's Acquisition of Redemption Shares, which Acquisition would cause such Person to Beneficially Own capital stock of the Company in excess of the Ownership Limit, (i) an executed counterpart signature page to this Agreement, unless such Person is a signatory to this Agreement, and (ii) an executed certificate of representations and covenants, the form of which is attached hereto as Exhibit A ("Certificate"). Any Person that delivers an executed Certificate shall be deemed to have made the representations and covenants set forth in such Certificate. Each such Person's execution of this Agreement or a counterpart signature page shall evidence such Person's agreement that any violation of the representations and covenants set forth in the Certificate or any attempted violation thereof will subject such Person to all of the remedies set forth in Article XII of the Charter with respect to all capital stock of the Company, if any, held in excess of the Ownership Limit by such Person (determined without regard to the Ownership Limit Waiver), including the automatic exchange of all Redemption Shares in excess of the Ownership Limit for Excess Stock in accordance with Section 12.3(b) of the Charter.

        3.3    Exceptions to Exemption.    The Ownership Limit Waiver shall not be effective with respect to (i)  Herbert S. Miller, his immediate family members, any entity controlled directly or indirectly by Mr. Miller, or any trust of which Mr. Miller is the trustee, grantor or beneficiary or (ii) Richard Kramer, his immediate family members, any entity controlled directly or indirectly by Mr. Kramer, or any trust of which Mr. Kramer is the trustee, grantor or beneficiary, or (iii) Simon Property Group, Inc. and its Affiliates with respect to any Redeemable Units and/or Redemption Shares acquired during 2002 and/or as the direct or indirect result of negotiations initiated during 2002.

        3.4    Limitation on Exemption.    The following are additional limitations on exemption from the Ownership Limit:

          3.4.1    KanAm Holders.    Redemption Shares Acquired by a KanAm Holder either (i) directly from a KanAm Holder or (ii) upon redemption of any Redeemable Units acquired from a KanAm Holder shall have the benefit of the Ownership Limit Waiver only if the KanAm Holder from which the Redemption Shares or the Redeemable Units were acquired was a party to this Agreement.

          3.4.2    Subsequent Holders.    Redemption Shares Acquired by a Subsequent Holder either (i) directly from a KanAm Holder or (ii) upon redemption of any Redeemable Units acquired from a KanAm Holder, shall have the benefit of the Ownership Limit Waiver only if (x) the KanAm Holder from which the Redemption Shares or the Redeemable Units were acquired was a party to this Agreement, and (y) the KanAm Holder made the transfer, including a foreclosure pursuant to a pledge, in compliance with Article 5.

        3.5    REIT Disqualification Limitation.    Notwithstanding anything to the contrary in this Agreement or otherwise, effective as of the date hereof, if at any time any Person's ownership or deemed ownership (taking into account the applicable attribution rules of the Code) of any Redemption Shares causes a Disqualification Event to occur, such Person shall be subject to all of the remedies set forth in Article XII of the Charter with respect to all capital stock of the Company that such Person Beneficially Owns, including the automatic exchange of all Redemption Shares in excess of the Ownership Limit for Excess Stock in accordance with Section 12.3(b) of the Charter.

4.    KANAM CONTRIBUTION

        As consideration for and as a condition to the Company's grant of the Ownership Limit Waiver to the Subsequent Holders, KanAm shall enter into a Master Contribution Agreement with MLP, substantially in the form attached hereto as Exhibit B (the "Master Contribution Agreement"), simultaneously with the execution and delivery of this Agreement.

5.    THE COMPANY'S RIGHT OF FIRST REFUSAL

        5.1    Solicited Third Party Offers.

          5.1.1    No KanAm Holder shall, directly or indirectly, sell or otherwise transfer to any Person who is not a KanAm Holder (a "Third Party Investor") a number of Redeemable Units and/or Redemption Shares (i) in excess of the Transfer Limit or (ii) that, when aggregated with all Redeemable Units and Redemption Shares sold or otherwise transferred by all KanAm Holders to all Third Party Investors during the previous twelve (12) month period, would exceed the Transfer Limit (each such sale or transfer that is not an Unsolicited Transfer (as defined below), a "Solicited Transfer"), except in compliance with the provisions of this Article 5. If a KanAm Holder shall desire to make a Solicited Transfer, the KanAm Holder shall promptly send a written notice (the "Sale Notice") to the Company setting forth (w) the decision to sell such Redeemable Units and/or Redemption Shares, (x) the number of Redeemable Units and/or Redemption Shares proposed to be sold, (y) the number of Redeemable Units and/or Redemption Shares proposed to be sold that exceeds the Transfer Limit, and (z) the proposed terms of the sale, including the purchase price to be paid (which may be a fixed price, or may be based upon a formula, such as an average trading price for shares of the Company over a specified period, perhaps subject to a floor and/or a cap). The KanAm Holder shall provide promptly to the Company copies of all sales literature and other materials that it may use as part of its selling efforts as such materials become available. For the purposes of this Section 5.1, any foreclosure by a pledgee on a KanAm Holder's pledge of Redeemable Units and/or Redemption Shares shall be deemed a sale or other transfer of such Redeemable Units or Redemption Shares, as the case may be, by the KanAm Holder.

          5.1.2    No KanAm Holder shall accept any solicited Bona Fide Offer made with respect to a Solicited Transfer within ninety (90) days after the date of the Sale Notice (the "Restricted Period"). After the expiration of the Restricted Period, the KanAm Holder may accept any solicited Bona Fide Offer from a Third Party Investor made with respect to a Solicited Transfer (a "Solicited Offer"), provided that such acceptance in all respects shall be conditioned on and subject to the Company's Right of First Refusal described herein. If the KanAm Holder accepts a Solicited Offer, it shall promptly send notice to the Company in writing, which notice shall be accompanied by a copy of the accepted Solicited Offer (the "Acceptance Notice"). The Company thereafter shall have a period of up to ninety (90) days after the date of the Acceptance Notice during which to elect to purchase all (but not less than all) of such Redeemable Units and/or Redemption Shares that are the subject of the Solicited Offer at a price equal to that, and on the same terms as are, contained in such Solicited Offer (it being understood that if the price to be paid pursuant to the Solicited Offer is based upon or limited by a formula, such formula shall apply for determining the price payable by the Company hereunder) (the "Right of First Refusal"), provided that if the purchase price offered by the Third Party Investor is payable other than in cash, the purchase price payable by the Company under the Right of First Refusal will be payable in cash and the following shall apply for purposes of determining the amount thereof: (i) if the purchase is payable in marketable securities, or in securities the fair market value of which is determined by reference to the trading value of marketable securities (for example, "OP units" issued by an "UPREIT partnership"), the cash purchase price payable by the Company would be determined based upon the average closing price of such marketable securities for the ten-day trading period ending ten business days prior to the date on which the closing of the Company's purchase under the Right of First Refusal would occur, and (ii) if the purchase price is payable in any other form, the cash purchase price payable by the Company shall be equal to the fair market value of such other consideration, as agreed between such KanAm Holder and the Company, or in the absence of such an agreement, as determined by a valuation expert agreed to by such KanAm Holder and the Company, which expert must be a recognized expert in valuing the type of property that is the consideration offered by the Third Party Investor. If the Company does not elect to purchase all such Redeemable Units and/or Redemption Shares within the ninety (90) day period (or thereafter fails to consummate such purchase), then the KanAm Holder shall be at liberty, within a period of one hundred eighty (180) days after the later of the last date upon which the Company could have elected to buy such Redeemable Units and/or Redemption Shares, as above provided, or the date of the Company's default on its election to purchase, to consummate the sale to the offeror at a price and upon terms not more advantageous to the offeror than the price and terms stated in the original Solicited Offer. If, however, such sale to the offeror is not consummated within such one hundred eighty (180) day period, then any Solicited Transfer shall again be subject to all of the requirements of this Section 5.1.2, provided that this Section 5.1.2 would not thereafter apply to the Redemption Shares and/or Redemption Units that were subject to the Solicited Offer if (i) the Company defaulted in its purchase obligation after having elected to exercise its Right of First Refusal, and (ii) the KanAm Holder shall have satisfied all conditions precedent to the Third Party Investor's obligations under the Solicited Offer.

          5.1.3    The Right of First Refusal of the Company set forth in Section 5.1.2 shall apply to all Redemption Shares and/or Redeemable Units proposed to be sold by the KanAm Holder (and all other KanAm Holders) in connection with the Solicited Transfer (without regard to the identity of the prospective purchaser(s) of the specific Redemption Shares proposed to be sold and/or Redeemable Units, and without regard to whether such sales are to be made in more than one transfer, by more than one seller, and/or to more than one purchaser). In the event that Section 5.1.1 applies to a proposed Solicited Transfer, the Right of First Refusal of the Company in

  Section 5.1.2 is not limited only to those Redeemable Units and/or Redemption Shares proposed to be sold that would exceed the Transfer Limit. The Right of First Refusal of the Company in Section 5.1.2 in connection with any proposed Solicited Transfer cannot be avoided or negated by the use of more than one Solicited Offer, more than one sale transaction, more than one purchaser, more than one seller, or any other similar device if the effect thereof would be that any Person who would be considered to Beneficially Own any of the Redemption Shares and/or Redeemable Units proposed to be transferred in connection with the Solicited Transfer also shall be considered to Beneficially Own any other Redemption Shares and/or Redeemable Units acquired within twelve months of the date of the proposed Solicited Transfer. In furtherance of the foregoing, all transfers by any KanAm Holder within twelve months prior to the date of a Sale Notice to a Subsequent Holder who would be considered to Beneficially Own any of the Redemption Shares and/or Redeemable Units proposed to be transferred in connection with the Solicited Transfer shall be considered subject to the Right of First Refusal of the Company pursuant to Section 5.1.2 (with the purchase price for such Redemption Shares and/or Redeemable Units sold prior to delivery of the Solicited Offer to the Company to be the purchase price paid for such Redemption Shares and/or Redemption Units (and in order to exercise the Right of First Refusal, the Company would be required to purchase all such Redemption Shares and Redeemable Units identified to it on the terms set forth herein)). In the event that any Subsequent Holder shall fail to honor the rights of the Company set forth in the preceding sentence with respect to any Redemption Shares and/or Redeemable Units, then (i) any Ownership Limit Waiver then in effect with respect to such Subsequent Holder (and all other Persons who would be considered to Beneficially Own any such Redemption Shares and/or Redeemable Units) shall terminate immediately, and (ii) no Ownership Limit Waiver shall apply with respect to any Redemption Shares and/or Redeemable Units transferred by any KanAm Holder pursuant to the Solicited Offer to such Subsequent Holder (or any other Persons who would be considered to Beneficially Own any of the Redemption Shares and/or Redeemable Units that were not offered to the Company in accordance with the preceding sentence).

          5.1.4    For purposes of applying the third sentence of Section 5.1.3, a KanAm Holder shall not be considered to have breached its obligation to the Company under the Right of First Refusal by failing to cause to be offered to the Company any Redemption Shares previously sold by a KanAm Holder through a broker on the New York Stock Exchange or other similar national market system where the KanAm Holder did not know, and could not reasonably have been expected to know, the identity of the purchaser of such Redemption Shares ("Excluded Shares"), but the purchaser of such Redemption Shares shall not qualify as a Subsequent Holder with respect to such Excluded Shares following completion of a Solicited Transfer to such purchaser or any other Person who would be considered to Beneficially Own any of the Excluded Shares unless the holders of such Excluded Shares shall have offered those Excluded Shares to the Company in connection with the Company's Right of First Refusal on terms consistent with those required under Section 5.1.3.

        5.2    Unsolicited Third Party Offers.    No KanAm Holder shall accept an Unsolicited Offer from a Third Party Investor for the direct or indirect sale or other transfer of a number of Redeemable Units and/or Redemption Shares (i) in excess of the Transfer Limit or (ii) that, when aggregated with all Redeemable Units and Redemption Shares sold or otherwise transferred by all KanAm Holders to all Third Party Investors during the previous twelve (12) month period, would exceed the Transfer Limit (each sale or transfer pursuant to acceptance of such an Unsolicited Offer, an "Unsolicited Transfer"), except in compliance with the provisions of this Section 5.2. If a KanAm Holder shall desire to make an Unsolicited Transfer based upon the terms of an Unsolicited Offer that the KanAm Holder is willing to accept, it shall promptly send notice to the Company in writing (the "Unsolicited Sale Notice"), which Unsolicited Sale Notice shall be accompanied by a copy of the Unsolicited Offer. The Company thereafter shall have a period of ninety (90) days from the giving of the Unsolicited Sale Notice within which to elect to purchase all, but not less than all, of the Redeemable Units and/or

Redemption Shares that are the subject of the Unsolicited Offer at a price equal to that, and on the same terms as are, contained in the Unsolicited Offer (it being understood that if the price to be paid pursuant to the Solicited Offer is based upon or limited by a formula, such formula shall apply for determining the price payable by the Company hereunder), provided that if the purchase price under the Unsolicited Offer is to be paid other than in cash, the same principles as set forth in Section 5.1.2 shall apply. If the Company does not elect to purchase such Redeemable Units and/or Redemption Shares within the ninety (90) day period, then the KanAm Holder shall be at liberty, within a period of one hundred eighty (180) days after the last date upon which the Company could have elected to buy such Redeemable Units and/or Redemption Shares, as above provided, to consummate the sale to the offeror at a price and upon terms not more advantageous to the offeror than the price and terms stated in the original Unsolicited Offer. If, however, such sale to the offeror is not consummated within such one hundred eighty (180) day period, then any subsequent sale to any Third Party Investor pursuant to an Unsolicited Offer shall again be subject to all of the requirements of this Section 5.2 (subject to the same exception as set forth in the proviso at the end of Section 5.1.2). All of the principles, rights and limitations set forth in Section 5.1.3 also shall apply in connection with any Unsolicited Offer or Unsolicited Transfer.

        5.3    "Transfer Limit."    The Transfer Limit shall be the number of Redemption Shares equal to fifty percent (50%) of the sum of (i) the aggregate number of Redemption Shares held by all KanAm Holders as of the date that is sixty (60) days prior to the date of the applicable Sale Notice or Unsolicited Sale Notice plus (ii) the aggregate number of Redemption Shares that would be issuable to the KanAm Holders if each KanAm Holder were to redeem all of such KanAm Holder's Redeemable Units held as of the date that is sixty (60) days prior to the date of the applicable Sale Notice or Unsolicited Sale Notice, and the Company were to elect to issue Common Stock in redemption of such Redeemable Units. For purposes of determining whether any sale, transfer, proposed sale or proposed transfer exceeds the Transfer Limit, any such transfer of Redeemable Units shall be deemed to be and shall be counted as a sale, transfer, proposed sale or proposed transfer, as the case may be, of the number of Redemption Shares that are or were receivable upon redemption of such Redeemable Units (assuming the Company had elected to issue Common Stock upon redemption of such Redeemable Units) (i) as of the date of such transaction or (ii) if the transaction has not yet been consummated, as of the date of the Sale Notice or Unsolicited Sale Notice relating to such transaction. Upon request from a KanAm Holder who is a party to this Agreement, the Company shall compute, based upon the information reasonably available to it, the sum of the amounts described in clauses (i) and (ii) of the first sentence of this paragraph determined by reference only to KanAm Holders who are parties to this Agreement at such time. The Company shall not be responsible for ascertaining information as to the ownership of Redemption Shares by any KanAm Holder who is not a party to this Agreement, or for taking into account changes in the ownership of Redemption Shares by a KanAm Holder who is a party to this Agreement to the extent such KanAm Holder fails to provide to the Company information with respect thereto in accordance with the normal processes established by the Company.

        5.4    Application to All KanAm Holders.    This Article 5 shall apply to (and shall be construed taking into account) all KanAm Holders, whether or not such KanAm Holders are a party to this Agreement.

        5.5    Termination of Article 5.    The rights of the Company under this Article 5 with respect to any additional sales or transfers of Redemption Shares and/or Redeemable Units shall terminate at such time as the Transfer Limit is equal to or less than fifty percent (50%) of the Ownership Limit; provided that this termination shall not apply with respect to subsequent transfers and/or sales proposed to be made by any KanAm Holder to any Subsequent Holder who would be considered to Beneficially Own Redemption Shares and/or Redeemable Units acquired, directly or indirectly, from a KanAm Holder within twelve months prior to the termination of this Article 5 if the Transfer Limit would have been greater than fifty percent (50%) of the Ownership Limit had such previously acquired Redemption Shares and/or Redeemable Units been treated as still held by a KanAm Holder.

6.    MISCELLANEOUS

        6.1    Restrictions on Transfer.    In addition to the provisions hereunder, the provisions of the MLP Agreement, including, without limitation, Sections 8.4 and 8.5 thereof, shall apply to any Transfer (as defined in the MLP Agreement) or proposed Transfer of the Redeemable Units.

        6.2    Notices.    Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) one business day after deposit with a nationally recognized overnight delivery service, (iii) upon the earlier of the expiration of three days after deposit in United States post office facilities or acknowledgement of receipt, if delivered or sent by registered or certified mail, postage prepaid, (iv) the date on the facsimile delivery confirmation slip if sent before 4:30 p.m. on a business day, otherwise, the date of the next business day. The address for such communications shall be:

If to a KanAm Holder:
c/o KanAm Management, L.L.C. The Forum—Suite 825 3290 Northside Parkway Atlanta, Georgia 30327 Attention: Mr. James C. Braithwaite Fax: (404) 239-0624
with a copy to:
Bryan J. Tomasek, Esquire Arnold & Porter 555 Twelfth Street, N.W. Washington, D.C. 20004-1202 Fax: (202) 942-5999
If to the Company or MLP:
1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209 Attention: Thomas E. Frost, Esquire Fax: (703) 526-5242
with a copy to:
Alan L. Dye, Esquire Hogan & Hartson L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004 Fax: (202) 637-5910

        6.3    Governing Law.    All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        6.4    Counterparts.    This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        6.5    Estoppel Certificates.    Upon written request from a KanAm Holder who is a party to this Agreement, the Company shall provide a certificate, which certificate shall be limited to the actual knowledge of the Company, as to whether the requesting KanAm Holder is in compliance with all of its obligations under this Agreement (and if not, which obligations are not currently being complied with). Such certificate shall be limited to matters that are within the actual knowledge of the Company at the time such certificate is rendered, and a certificate provided pursuant hereto shall in no event release any KanAm Holder from liability for any breach of any its obligations under this Agreement, whether or not the Company has knowledge of such breach.

[Remainder of page intentionally left blank.
Signature pages follow.]

        IN WITNESS WHEREOF, each of the parties has caused this Ownership Limit Waiver Agreement to be signed by its duly authorized officer or general partner as of the date set forth in the preamble hereof.

THE COMPANY
The Mills Corporation, a Delaware corporation
By:	/s/ LAURENCE C. SIEGEL Name: Laurence C. Siegel Title: Chairman and CEO
KANAM
Kan Am Limited Partnership, a Delaware limited partnership
By:	Kan Am, L.L.C., a Delaware limited liability company, its general partner
	By:	/s/ JAMES C. BRAITHWAITE James C. Braithwaite President
KANAM AFFILIATES
Kan Am Capital, Inc., a corporation
By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
East Coast Developments Limited Partnership, a limited partnership
By:	Kan Am Properties Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am Realty, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:

Kan Am USA V Limited Partnership
By:	Kan Am USA Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am Realty, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am USA VI Limited Partnership
By:	Kan Am USA Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am Realty, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am USA VII Limited Partnership
By:	Kan Am US Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am Realty, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am USA VIII Limited Partnership
By:	Kan Am US Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am US, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:

Kan Am USA IX Limited Partnership
By:	Kan Am USA Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am US, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am USA X Limited Partnership
By:	Kan Am USA Management X Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am US, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am USA XI Limited Partnership
By:	Kan Am USA Management XI Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am US, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am USA XII Limited Partnership
By:	Kan Am USA Management XII Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am America, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:

Kan Am USA XIII Limited Partnership
By:	Kan Am USA Management XIII Limited Partnership, a limited partnership, its General Partner
	By:	Kan Am America, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am Realty, Inc., a corporation
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am America Limited Partnership, a limited partnership
	By:	Kan Am, Inc., a corporation, its General Partner
		By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am Grundbesitz GmbH Beteiligungsgesellschaft Germantown
By:	/s/ JAMES C. BRAITHWAITE James C. Braithwaite as Attorney-in-Fact
Kan Am US, Inc., a corporation
By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:
Kan Am America, Inc., a corporation
By:	/s/ JAMES C. BRAITHWAITE Name: James C. Braithwaite Title:

COUNTERPART SIGNATURE PAGE

        The undersigned [KanAm Holder / Subsequent Holder] (as defined in the hereinafter mentioned Ownership Limit Waiver Agreement) agrees to be bound by the terms of that certain Ownership Limit Waiver Agreement, dated as of May 14, 2002, by and among The Mills Corporation, a Delaware corporation, KanAm Limited Partnership, a Delaware limited partnership ("KanAm"), and the affiliates of KanAm set forth on Schedule 1 thereto, and has signed or has caused to be signed on its behalf by its duly authorized officer or general partner this counterpart signature page to the Ownership Limit Waiver Agreement as of the date set forth below.

[INSERT NAME OF KANAM HOLDER / SUBSEQUENT HOLDER]

Name:
Title:
Date:

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  Exhibit 4.13
OWNERSHIP LIMIT WAIVER AGREEMENT
R E C I T A L S
A G R E E M E N T
COUNTERPART SIGNATURE PAGE